Exhibit 99.1

Heidrick & Struggles Acquires 2GET, A Leading Executive Search Firm in Brazil

Acquisition significantly expands Heidrick & Struggles’ footprint in Brazil and strengthens its position as a global leader delivering premium, data-driven executive search services and human capital solutions

CHICAGO and SAO PAULO, September 24, 2019 — Heidrick & Struggles (Nasdaq: HSII), a premier provider of executive search, leadership assessment and development, organization and team effectiveness, and culture shaping services globally, today announced it has closed the acquisition of 2GET, a premier executive search firm in Brazil and one of the largest search firms in the country. Terms of the transaction were not disclosed.

Founded in 2009 and with offices in São Paulo and Rio de Janeiro, 2GET is a leading executive search firm in Brazil with a total of 50 employees, including 13 consultants. Paulo Mendes, a Founder and Executive Board Member of 2GET, will lead the newly combined Heidrick & Struggles operation in Brazil.

“The acquisition of 2GET allows us to significantly expand Heidrick & Struggles’ presence in Brazil, and we will be able to better serve the local marketplace, as well as our larger multinational clients with operations in the country,” said Krishnan Rajagopalan, President and CEO, Heidrick & Struggles. “Heidrick & Struggles and 2GET share a commitment to delivering our clients premium executive search services and human capital solutions, using innovative, data-driven tools and digital platforms. By bringing Paulo and the 2GET team on board, we are welcoming a seasoned executive search leader and a dynamic, forward-thinking team to the Heidrick & Struggles global network.”

Mendes commented, “We are delighted to join the Heidrick & Struggles family and look forward to an exciting new phase of growth and innovation. Brazil is a vibrant market, and we see growing demand for executive search and leadership consulting services. With the combination of Heidrick & Struggles’ global reach and extensive portfolio of leadership advisory services, and our local market expertise and digital DNA, we can bring exceptionally differentiated services and offerings to our clients in Brazil.”

2GET offers executive search services at the Board of Director and C-suite levels across a number of sectors, including Agribusiness, Consumer & Retail, Financial Services, Industrial, Life Sciences, Media, Oil & Gas, Real Estate & Construction and Technology. In addition, the firm provides executive search services to family-owned businesses, private equity and venture capital portfolio companies. 2GET also provides leadership consulting and assessment services.

About Heidrick & Struggles

Heidrick & Struggles (Nasdaq: HSII) serves the senior-level talent and leadership needs of the world’s top organizations as a trusted advisor across executive search, leadership assessment and development, organization and team effectiveness, and culture shaping services. Heidrick & Struggles pioneered the profession of executive search more than 60 years ago. Today, the firm provides integrated leadership solutions to help our clients change the world, one leadership team at a time.® www.heidrick.com

About 2GET

2GET is among the top executive search firms in Brazil and offers executive search services for senior leadership positions, including Executive Board Members, CEOs and the C-suite.

Media Contacts:

Heidrick & Struggles (New York)

Nina Chang

nchang@heidrick.com

LLYC (São Paulo)

Mariana Paker

mpaker@llorenteycuenca.com